UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 11, 2016

AMAG PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-10865	04-2742593
(Commission File Number)	(IRS Employer Identification No.)

1100 Winter Street
Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(617) 498-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2016, AMAG Pharmaceuticals, Inc. (the “Company”) announced the appointment of Edward Myles, age 44, as Senior Vice President of Finance, Chief Financial Officer and Treasurer, effective immediately. Mr. Myles will act as the Company’s principal financial officer and principal accounting officer and oversee the accounting, corporate finance, and investor relations teams.

Prior to joining the Company, Mr. Myles served in various positions at Ocata Therapeutics, Inc. (“Ocata”), from June 2013 to April 2016, most recently as Chief Financial Officer and Chief Operating Officer. Prior to Ocata, Mr. Myles served as Chief Financial Officer and Vice President of Operations at PrimeraDx, Inc. from November 2008 to June 2013. He also served as Senior Vice President of Finance and Chief Financial Officer at Pressure Biosciences, Inc. from April 2006 to November 2008 and Controller at EMD Pharmaceuticals, Inc. (a wholly-owned subsidiary of Merck KGaA) from May 2003 to April 2006. Earlier in his career, Mr. Myles was an Associate in the healthcare investment banking group at SG Cowen Securities Corporation and served as Corporate Controller for Boston Biomedica, Inc. Mr. Myles began his career at PriceWaterhouseCoopers LLP where he served a variety of clients in the life sciences and technology industries. Mr. Myles holds a bachelor’s of science degree in business administration from University of Hartford and an M.B.A. from the John M. Olin School of Business, Washington University.

On April 11, 2016, Mr. Myles entered into a three-year employment agreement with the Company in substantially the same form as the Company’s other executive officers and filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Under the terms of the employment agreement, the Company has agreed to pay Mr. Myles a starting annual base salary of $400,000 per year.  In addition, Mr. Myles is eligible to earn an annual performance bonus of forty percent (40%) of his base salary per year upon the achievement of certain performance goals determined by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board in consultation with Mr. Heiden, the Company’s Chief Executive Officer.

In connection with his employment with the Company, the Board granted Mr. Myles an option to purchase 35,000 shares of common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. The option becomes exercisable in four equal annual installments beginning on the first anniversary of the grant date. The Board also granted Mr. Myles 20,000 restricted stock units, which vest in three equal annual installments beginning on the first anniversary of the grant date. These equity awards will be granted without stockholder approval as inducements material to Mr. Myles entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

Under the terms of his employment agreement, Mr. Myles will receive 12 months of severance pay in the event the Company terminates his employment other than for death, disability or cause, or he resigns for good reason, in each case other than in connection with, and during the 12 months following, a change of control. In addition, all time-based stock options and other time-based equity awards which would have vested if he had been employed for an additional 12 months following the date of termination will vest. In the event that, upon a change of control, the Company or the successor to or acquirer of the

Company’s business elects not to assume all the then unvested outstanding stock options, restricted stock units and other equity incentives that were granted to Mr. Myles prior to the change of control, such securities will become vested in full as of the date of the change of control. In the event that Mr. Myles is terminated for any reason other than for cause, death or disability by the Company (or its successor), or if he resigns for good reason, within one year following such change of control, Mr. Myles will receive (i) 12 months of severance pay based on his then-current base salary; (ii) a lump sum payment equal to one times his target annual bonus amount for the year in which the change of control occurs; (iii) payment or reimbursement of the premiums for continued health and dental benefits until the earlier of (a) 24 months following termination and (b) the date that health and dental coverage is provided to Mr. Myles under another employer’s health and dental plan; and (iv) full acceleration of vesting of any time-based unvested outstanding stock options, restricted stock units and other equity incentives that were granted before such change of control. The separation benefits described above are subject to Mr. Myles’ execution and effectiveness of a general release of claims in a form acceptable to the Company.

On April 11, 2016, Mr. Myles signed an Indemnification Agreement with the Company in substantially the same form as the Company’s other executive officers and filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

There are no other arrangements or understandings between Mr. Myles and any other person pursuant to which Mr. Myles was appointed to the AMAG positions outlined above, and Mr. Myles is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Effective April 11, 2016, Frank E. Thomas will no longer serve as the principal financial officer, principal accounting officer, and Treasurer of the Company. Mr. Thomas will continue to serve as the President and Chief Operating Officer of the Company.

On April 11, 2016, the Company issued a press release regarding the employment of Mr. Myles. The Company’s press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The Company hereby furnishes the following exhibits:

Exhibit Number	Description
99.1	Press release dated April 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMAG PHARMACEUTICALS, INC.

	By:	/s/ Joseph D. Vittiglio, Esq.
Name: Joseph D. Vittiglio, Esq.
Title: Senior Vice President, General Counsel and Secretary

Date:	April 11, 2016

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated April 11, 2016.